Exhibit 99.1

BANCTRUST FINANCIAL GROUP ANNOUNCES

SECOND QUARTER 2004 EARNINGS INCREASE

(NASDAQ: BTFG)

Mobile, Alabama, July 27, 2004----BancTrust Financial Group, Inc. announced today net income for the second quarter of 2004 of $2,595,000. This is an increase of 40.2% over the $1,851,000 earned in the second quarter of 2003. Basic and diluted earnings per share were both $.24 in the second quarter of 2004 compared to $.21 per share in 2003. Total assets at June 30, 2004 were $1.119 billion compared to $713 million at June 30, 2003.

Net income for the first six months of 2004 was $5,050,000 compared to $3,570,000 for the comparable period in 2003. Basic and diluted earnings per share in the six month period of 2004 were both $.46 compared to $.41 and $.40 for the first six months of 2003.

On December 30, 2003, BancTrust completed its merger with CommerceSouth, Inc., which was accounted for under the purchase method of accounting. Therefore, the operating results and assets and liabilities of the acquired CommerceSouth banks were not included in the 2003 financial results in this release. Had the results of these acquired banks been included in the first six months of 2003, net income for the entire company, on a pro forma basis, would have been approximately $4,314,000 rather than $3,570,000 which was reported. The $5,050,000 net income earned in the first six months of 2004 represents an increase of 17.1% when compared to the same period pro forma 2003 income of $4,314,000. Likewise, total assets on a pro forma basis at June 30, 2003 would have been approximately $1.069 billion compared to actual total assets of $1.119 billion at June 30, 2004.

On July 21, 2004, the Board of Directors of BancTrust declared a third quarter 2004 dividend of $.13 per share, payable October 1, 2004, to shareholders of record September 15, 2004.

On February 27, 2004, BancTrust announced that it had reached an agreement to sell all of the stock of BankTrust of Florida for $7.5 million. BankTrust of Florida has offices in Wewahitchka and Port St. Joe and represented total assets of approximately $52.4 million and total deposits of approximately $46.0 million at June 30, 2004. The business related to BankTrust of Florida is accounted for as discontinued operations and, therefore, the results of operations have been removed from the Company's results of continuing operations for all periods presented in this release. The results of BankTrust of Florida are presented as discontinued in a separate category on the income statement following results from continuing operations. The sale is expected to be completed in the third quarter of 2004.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 11 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BT Financial Services. The common stock of the Company trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This press release contains "forward-looking" statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of "expect," "may," "could," "should," "plans," and words of like meaning, are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

(OVER)

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

EARNINGS:
Interest revenue	$12,476	$7,965	$24,885	$15,969
Interest expense	2,861	2,031	5,767	4,229

Net interest revenue	9,615	5,934	19,118	11,740

Provision for loan losses	588	639	986	907
Non-interest revenue	2,754	1,805	5,212	3,594
Securities gains, net	188	97	350	347
Gain on sale of credit cards	0	471	0	471
Non-Interest expense	8,334	5,182	16,646	10,486
Income from continuing operations before income taxes	3,635	2,486	7,048	4,759
Income tax expense	1,131	744	2,045	1,382
Income from continuing operations	2,504	1,742	5,003	3,377

Discontinued operations
Income from discontinued operations before income taxes	145	174	273	307
Income tax expense	54	65	226	114
Income from discontinued operations	91	109	47	193

Net income	$2,595	$1,851	$5,050	$3,570

Earnings per share:
From continuing operations
Basic	$0.23	$0.20	$0.46	$0.39
Diluted	0.23	0.20	0.46	0.38

From discontinued operations
Basic	$0.01	$0.01	$0.00	$0.02
Diluted	0.01	0.01	0.00	0.02

Total
Basic	$0.24	$0.21	$0.46	$0.41
Diluted	0.24	0.21	0.46	0.40

Cash dividends declared
per share	0.13	0.13	0.26	0.26

JUNE 30, STATEMENT
OF CONDITION:
	2004	2003
Total assets	$1,118,944	$713,262
Loans	739,100	415,968
Allowance for loan losses	8,691	5,259
Deposits	888,537	559,741
Shareholders' equity	116,793	82,937

AVERAGE BALANCES YTD:

Total assets	$1,073,359	$676,574
Earning assets	902,462	587,158
Loans	710,330	403,595
Deposits	840,876	530,342
Shareholders' equity	118,570	82,290

RATIOS AND OTHER DATA:

ROA YTD	0.95%	1.06%
ROE YTD	8.56%	8.75%
Total shareholders' equity to total assets - June 30,	10.44%	11.63%
Average shareholders' equity to average total assets YTD	11.05%	12.16%
Net interest margin (te) YTD	4.40%	4.22%
Net loan charge-offs YTD	630	1,030
Nonperforming loans - June 30,	4,235	3,295
Other real estate owned - June 30,	602	1,160
Net charge-offs to average loans YTD	0.09%	0.26%
Nonperforming loans to total loans - June 30,	0.57%	0.79%
Average shares outstanding - basic YTD	10,966	8,737
Average shares outstanding - diluted YTD	11,050	8,815
Average shares outstanding - basic QTR	10,969	8,741
Average shares outstanding - diluted QTR	11,053	8,837

For additional information contact: F. Michael Johnson (251) 431-7813.